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                                                                  Exhibit 10.4

                            ASSET PURCHASE AGREEMENT

                                 by and among

                            TEXAS METAL WORKS, INC.,

                                    and

                          CONSOLIDATED STAINLESS, INC.

                    for the purchase of certain assets of its

                            FLOW COMPONENTS DIVISION

                            As of November 5, 1997


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                          ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of November 5, 1997 (the "Execution Date"), is made and entered into by and among TEXAS METAL WORKS, INC., a Texas corporation ("Purchaser"), and CONSOLIDATED STAINLESS, INC., a Delaware corporation ("Seller"), Purchaser, and Seller are each sometimes referred to in this Agreement as a "Party" and collectively referred to as "Parties."

                               RECITALS:

    1. The Parties desire to enter into this Agreement pursuant to which Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller, effective as of 12:01 a.m. local time on November 1, 1997 (the "Effective Date"), certain assets, properties and facilities of the Flow Components division (the "Company") of Seller and pursuant to which Seller proposes to assign certain contract rights to Purchaser and Purchaser proposes to assume certain obligations of Seller with respect to such contracts (the "Acquisition").

    2. The Company is in the business of manufacturing and distributing stainless steel flanges and stainless steel fittings (the "Business").

    3. The Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

    NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

0.                         PURCHASE AND SALE

0. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 7.1) and except as otherwise specifically provided in this Article 1, Seller will grant, sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, in each case effective as of the Effective Date, all of the following assets, properties and rights of the Company (which assets, properties and rights are collectively referred to in this Agreement as the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Permitted Liens (as defined in Section 3.5) and Assumed Liabilities (as defined in Section 1.4(b)).

1. Assets. Except as otherwise expressly set forth in Section 1.3, the Assets will include, without limitation, the following assets, properties and rights of the Company as of the Effective Date (as defined in Section 7.1):


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    ( ) all production equipment (excluding two Fahr Hoang nipple threaders serial numbers 1636 and 1635 and the Fuji Universal Automatic Chucker Machines, Serial Numbers 3047 and 1870), tools, furniture and fixtures and office equipment located at the Company's premises at 5301 Polk Street, Buildings 8 and 10, Houston, Texas (the "Premises"), including, without limitation, the production equipment, tools, furniture and fixtures and office equipment described on Schedule 1.2(a) to this Agreement (collectively, the "Fixed Assets");

    (a) all inventories, including raw materials, work in process and finished goods, spare parts, stores and supplies, office supplies and other inventory items related to the Business and located at the Premises on the Effective Date (the "Inventory");

    (b) all right, title and interest of the Company in (i) all outstanding purchase orders related to the Business, including, without limitation, the purchase orders described on Schedule 1.2(c) to this Agreement and (ii) the personal property leases and contracts described on Schedule 3.8 to this Agreement (collectively, the "Assumed Contracts"); provided, however, that the Assumed Contracts shall include outstanding purchase orders not disclosed on Schedule 1.2(c) only to the extent that the Seller's obligations pursuant to such non-disclosed purchase orders does not exceed $5,000 in the aggregate;

    (c) all goodwill, patents, copyrights, methods, know-how, software, technical documentation, trade secrets, trademarks and trade names, including the name of the Company (and all rights thereto and applications therefor) that relate to the Business (the "Intangible Assets");

    (d) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller, whether arising by way of counterclaim or otherwise, to the extent related to the Assets, including, without limitation, all rights of the Seller to receive payments of principal and interest with respect to the loans made by the Seller to employees of the Company as described on Schedule 3.10 and all rights described on Schedule 1.2(e);

    (e) all guarantees, warranties, indemnities and similar rights in favor of the Seller, to the extent related to the Business or the Assets;

    (f) all governmental permits, licenses or similar rights relating to the Businesses or to the Assets;

    (g) all deposits, advances, prepaid expenses and credits related to the Assumed Contracts, as listed on Schedule 1.2(h);

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    (h) all information, files, correspondence, records, data, plans, contracts and recorded knowledge, including customer and supplier lists and all accounting or other books and records of the Seller, to the extent related to the Business or the Assets;

    (i) all unfilled customer orders of the Business and files and records relating thereto, as of the Effective Date;

    (j) the accounts receivable of the Seller related to the Business generated by or otherwise attributable to the operation of the Business from and after the Effective Date; and

    (k) the cash, cash equivalents and marketable securities of the Seller generated by or otherwise attributable to the operations of the Business from and after the Effective Date.

2. Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of the Company (collectively, the "Excluded Assets"):

    ( ) any governmental permit, license or similar right that does not relate to the Business or Assets or that by its terms is not transferable to Purchaser, which permits, licenses and similar rights are set forth on
Schedule 1.3;

    (a) the rights that accrue to Seller under this Agreement;

    (b) the rights to any federal, state, local or foreign income tax refunds;

    (c) the cash, cash equivalents and marketable securities of the Seller as of the close of business on October 31, 1997;

    (d) any accounts, notes and other receivables, other than those listed on
Schedule 3.10 or Schedule 1.2(e) and those referred to in Section 1.2(k).

    (e) the two Fahr Hoang nipple threaders serial numbers 1636 and 1635 located on the Premises and the Fuji Universal Automatic Chucker Machines, Serial Numbers 3047 and 1870;

    (f) any right, title and interest of the Seller in any contract or agreement other than the Assumed Contracts, including, without limitation, outstanding purchase orders not disclosed on Schedule 1.2(c) to the extent that the Seller's obligations pursuant to such non-disclosed purchase orders exceed $5,000 in the aggregate;

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    (g) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller, whether arising by way of counterclaim or otherwise, other than to the extent related to the Assets;

    (h) any guarantees, warranties, indemnities and similar rights in favor of the Company, other than to the extent related to the Assets; and

    (i) any deposits, advances, prepaid expenses and credits, other than those listed on Schedule 1.2(h).

3.  Assumption of Assumed Liabilities.


    ( ) Except to the extent specified in Section 1.4(b), Purchaser will not assume, in connection with the transactions contemplated by this Agreement, any liability or obligation of the Seller whatsoever, and the Seller will retain responsibility for all liabilities and obligations accrued as of or on the Closing Date and all liabilities and obligations arising from the Company's operations prior to or on the Closing Date, whether or not accrued and whether or not disclosed.

    (a) As the sole exception to the provisions in Section 1.4(a), effective as of the close of business on the Closing Date, Purchaser will assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller existing as of or on the Closing Date and arising out of the conduct of the Business prior to or on the Closing Date (collectively, the "Assumed Liabilities"):

         ( ) obligations of the Seller under the Assumed Contracts to the extent such obligations accrue after the Effective Date, are not required to be performed prior to the Effective Date and are disclosed on the face of such Assumed Contracts;

         (i) obligations of the Seller to refund amounts or issue credits to customers of the Company with respect to returned or defective products related to the Business, shipped prior to the Effective Date or discrepancies in invoices rendered prior to the Effective Date, to the extent that such obligations do not exceed $5,000 in the aggregate;

         (ii) obligations of the Seller under the unfilled customer orders of the Business as of the Effective Date;

         (iii) obligations of Seller with respect to accounts payable with respect to the Business generated by or otherwise attributable to the operations of the Business from and after the Effective Date; and

         (iv) to the extent set forth in Section 5.8, the obligations of the Seller with respect to the employees of the Business from and after the Effective Date.

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4.  Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 1.4(a), the Assumed Liabilities will not include, and in no event will Purchaser assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement or otherwise become responsible in respect of, the following (together with all other liabilities of the Seller that are not Assumed Liabilities, the "Excluded Liabilities"):

    ( ) any trade accounts payable of Seller, including, without limitation, outstanding purchase orders not disclosed on Schedule 1.2(c) to the extent that the Seller's obligations pursuant to such non-disclosed purchase orders exceed $5,000 in the aggregate, other than the Assumed Contracts;

    (a) any liability or obligation of Seller, including, without limitation, any accounts payable, of or owed to any Affiliate (as defined in Section 3.16) of Seller (other than the Assumed Liabilities);

    (b) any liability or obligation of the Seller relating to or arising from the breach of, default under or failure to comply with, at any time prior to or on the Closing Date, any Assumed Contract or the failure to timely pay or perform any other liability or obligation;

    (c) any liability or obligation of the Seller arising out of or incurred in connection with (i) the operation and administration of any employee benefit plan, policy or program of any kind or description whatsoever currently or previously maintained or sponsored by the Seller or to which the Seller was obligated (through collective bargaining or otherwise) to make contributions, including, without limitation, any plan or contract providing for deferred compensation or health or death benefits, any multi-employer plan or any plan subject to Title IV of the Employee Retirement Income Security Act ("ERISA") or (ii) any contract or agreement relating to any such employee benefit plan, policy or program;

    (d) any liability or obligation arising out of or with respect to any third party or governmental claim pending on the Effective Date or thereafter initiated based on or arising out of the operations of the Company or the Business prior to or on the Effective Date;

    (e) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller;

    (f) accrued but unpaid vacation time, sick pay, bonuses and other compensation owed to employees of the Company, to the extent that the Seller has agreed to pay (or make provision for paying) same pursuant to Section 5.8;

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    (g) accrued and unpaid salaries, wages, commissions, fees and bonuses of the Company owed to employees of the Company or to sales agents or manufacturer's representatives of the Company, to the extent that the Seller has agreed to pay (or make provision for paying) same pursuant to Section 5.8;

    (h) obligations under the Company's lease of the Premises; and

    (i) any and all other liabilities of the Company or Seller which are not expressly listed or referred to in this Section 1.5 or that are not expressly listed in Section 1.4(b) as Assumed Liabilities.

1.                    PURCHASE PRICE; ALLOCATIONS

0. Purchase Price. The purchase price for the Assets will be, subject to adjustment pursuant to this Article 2, (i) Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) plus (ii) the assumption by Purchaser of the Assumed Liabilities (collectively, the "Purchase Price"). The Purchase Price will be payable as provided in Section 2.2.

1.  Payment of Purchase Price. The Purchase Price will be paid as follows:

    (a) Purchaser will pay for the account of Seller the amounts owed by Seller to those entities listed on Schedule 2.2(a)(i) to this Agreement and the demurrage charges for containers in port listed on Schedule 2.2(a)(ii);

    (b) Purchaser will pay to Seller on the Closing Date an amount equal to the difference between (i) Five Million Five Hundred Thousand Dollars ($5,500,000), as adjusted pursuant to Section 2.3, and (ii) the total of the amounts paid by the Purchaser for the account of Seller pursuant to Section 2.2(a) above, such amount to be paid by wire transfer of immediately available federal funds to an account to be designated in writing to Purchaser by Seller at least two business days prior to the Closing Date; and

    (c) Purchaser will issue to Seller an unsecured promissory note (the "Note") payable in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), substantially in the form attached to this Agreement as Exhibit 2.2(c).

2.  Adjustments to Purchase Price

    (a) The portion of the Purchase Price specified in Section 2.2(b)(i) will be adjusted by the following amounts, if any:

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         (i) The difference between $2,540,000 and the "Effective Date
Inventory Valuation", which shall be the book value of the inventory on hand at the Company at the close of business on the business day prior to the Effective Date, computed using a "conversion factor" of 49.25%;

         (ii) The difference between $1,860,440, which represents the appraised fair market value of the assets described on Schedule 1.2(a) as set forth in the July 1, 1997 appraisal of such assets and which includes the value of the two Fahr Hoang nipple threaders serial numbers 1636 and 1635 and the Fuji Universal Automatic Chucker Machines, Serial Numbers 3047 and 1870), and the "Effective Date Fixed Asset Valuation", which shall be the appraised fair market value of such assets present at the Premises at the close of business on the business day prior to the Effective Date, but without deduction for the July 1, 1997 appraised value of such Fahr Hoang nipple threaders and Fuji Universal Automatic Chucker Machines; and

         (iii) An amount equal to the total of the deposits, advances, prepaid expenses and credits listed on Schedule 1.2(h) and the accounts receivable related to the loans made by Seller to employees of the Seller as listed on Schedule 1.2(e).

    (b) The Effective Date Inventory Valuation will be determined from the books and records of the Seller as of the close of business on the business day prior to the Effective Date. The Effective Date Fixed Asset Valuation will be determined as of the close of business on the business day prior to the Effective Date by a physical inventory conducted by the Purchaser. The Purchaser and Seller shall negotiate in good faith to resolve any disagreements regarding the inventory by the commencement of business on the Closing Date; provided, however, that if the Purchaser and the Seller are unable to resolve any such differences, the Closing Date shall be postponed by either Party (the "Postponement") for such period of time as may be necessary to obtain an independent valuation of the Inventory by a public accounting firm to be selected by Purchaser and Seller, which valuation will be final and binding on all parties as to the Effective Date Fixed Asset Valuation. The Parties shall use their best efforts to obtain such valuation within five business days of the date of the Postponement.

    (c) The Purchase Price shall be adjusted with respect to the amounts computed pursuant to the subparagraphs of Section 2.3(a) as follows: the Purchase Price shall be (i) increased if the Effective Date Inventory Valuation exceeds $2,540,000; (ii) decreased if the Effective Date Inventory Valuation is less than such amount; (iii) increased if the Effective Date Fixed Asset Valuation exceeds $1,860,440 (without deduction for the July 1, 1997 appraised value of such Fahr Hoang nipple threaders and Fuji Universal Automatic Chucker Machines); (iv) decreased if the Effective Date Fixed Asset Valuation is less than $1,860,440 (without deduction for the July 1, 1997 appraised value of such Fahr Hoang nipple threaders and Fuji Universal Automatic Chucker Machines); and (v) increased by the total of the amounts identified in subparagraph (iii) of Section 2.3(a). The Purchase Price shall also be decreased by the amount of

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any cash, cash equivalents, or marketable securities generated by or otherwise attributable to the operations of the Business from and after the Effective Date that is paid to Seller and is not remitted by Seller to Purchaser.

3. Allocation of Certain Items. With respect to certain expenses incurred in the operation of the Company, the following allocations will be made between Purchaser and Seller:

    (a) Taxes. All federal, state, local and foreign taxes (other than taxes levied on the income or receipts of the Seller, as to which the Purchaser shall have no liability) will be apportioned at the Closing as of the Effective Date based upon current tax bills if available; and if not available, such apportionment will be based on the most recent tax bills available, with appropriate subsequent adjustment when bills for 1997 are received.

    (b) Utilities. Utilities, water, sewer and other service or utility charges will be apportioned based upon the number of operating days occurring before and after the Effective Date during the billing period for each such charge.

    (c) Workers' Compensation. Pursuant to the provisions of this Agreement, Seller will be responsible for and pay any and all workers' compensation and other similar claims asserted by or with respect to any employee or former employee of the Company in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole prior to or on the Effective Date. Purchaser is responsible for and will pay any and all workers' compensation and other similar claims asserted by or with respect to any employee of Purchaser in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole after the Effective Date. If any such injury or other compensable event or occupational illness or disease of a person who was employed both by Seller prior to or on the Effective Date and by Purchaser after the Effective Date is attributable in part to causes occurring prior to or on the Effective Date and in part to causes occurring subsequent to the Effective Date and is the basis of a workers' compensation or other similar claim asserted after the Execution Date, then liability for any such claim will be determined in accordance with the workers' compensation laws of the State of Texas.

    (d) Insurance. Insurance premiums will be apportioned based on the number of days occurring before and after the Effective Date during the last premium period.

    Appropriate cash payments by Seller or Purchaser, as the case may require, will be made under this Agreement from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known to and accepted by Seller and Purchaser, in the amounts necessary to give effect to the allocations provided for in this Section 2.4.


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2.                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Purchaser as follows:

0. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification. Seller has heretofore made available to Purchaser true, correct and complete copies of its articles or certificate of incorporation (as the case may be) and bylaws as currently in effect and its minute books. Schedule 3.1 contains a true and correct list of the jurisdictions in which Seller is qualified to do business as a foreign corporation. The Company is not a corporation, partnership or other legal entity.

1. Authorization. Seller has the full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the "Seller Ancillary Documents") and to perform its obligations under this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated by this Agreement and by the Seller Ancillary Documents. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and the performance by the Seller of its obligations under this Agreement and under the Seller Ancillary Documents and the consummation of the transactions provided for in this Agreement and in the Seller Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of Seller. The board of directors of Seller have approved the execution, delivery and performance of this Agreement and Seller Ancillary Documents and the consummation of the transactions contemplated by this Agreement and by the Seller Ancillary Documents. No approval of the shareholders of the Seller is required in connection with the execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated by this Agreement and by the Seller Ancillary Documents by the Seller. This Agreement has been, and the applicable Seller Ancillary Documents will be as of the Closing Date, duly executed and delivered by Seller and do or will, as the case may be, constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

2. Absence of Restrictions and Conflicts. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the

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consummation of the transactions contemplated by this Agreement and the
Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the articles or certificate of incorporation (as the case may be) or bylaws of the Seller, (b) any Assumed Contract or any other material contract or agreement of Seller; (c) any judgment, decree or order of any court or governmental authority or agency to which the Seller is a party or by which Seller or any of its properties is bound or (d) any statute, law, rule or regulation applicable to Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Seller is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Seller.

3. Ownership of Assets and Related Matters.

    ( ) Real Property. The Seller does not own any real property that is used in connection with the Business. Schedule 3.4(a) sets forth a true, correct and complete list and legal description of all of the real property leased by the Seller and used with respect to the Business (the "Real Property"). Except as set forth in Schedule 3.4(a), and other than the terms of the lease of the Premises, the Seller has a good and valid leasehold interest in the Real Property, free and clear of all liens, pledges, security interests, charges, claims, tenancies, restrictions and encumbrances of any nature whatsoever other than (i) liens for taxes not yet due and payable, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent, and (iii) zoning, building or other restrictions, variances, covenants, rights-of-way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere with the present use or occupancy of any of the Real Property by the Seller, (B) have more than an insignificant effect on the value of any of the Real Property or its use or (C) would impair the ability of Purchaser to sell its leasehold interest in any such Real Property for its present use (collectively, "Permitted Liens"). The Seller is in possession of all of the Real Property and all buildings, structures, fixtures and improvements located on such Real Property, and the Seller has adequate rights of ingress and egress with respect to such Real Property and the buildings, structures, fixtures and improvements located on such Real Property. To the knowledge of the Seller, there are no condemnation or appropriation proceedings pending or threatened against any of the Real Property or the improvements thereon.

    (a) Title to Assets. Except as set forth in Schedule 3.4(b), Seller has (and will convey to Purchaser at the Closing) good and marketable title to the Assets, free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature

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whatsoever. All equipment and other items of tangible property and assets included in the Assets are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are usable in the regular and ordinary course of business and conform in all material respects to all applicable laws, ordinances, codes, rules and regulations applicable thereto. No entity other than the Seller owns any equipment or other tangible assets or properties situated on the premises of the Seller used with respect to the Business which are necessary to the operation of the Business, except for the leased items that are subject to the personal property leases listed on Schedule 3.8. Except as set forth in Schedule 3.4(b), since September 11, 1997, the Seller has not sold, transferred or disposed of any assets other than sales of inventory in the ordinary course of business.

    (b) Inventories. The inventories of the Seller with respect to the Business (i) are sufficient for the operation of the Business in the ordinary course consistent with past practice, (ii) consist of items which are good and merchantable within normal trade tolerances, (iii) are of a quality and quantity presently usable or saleable in the ordinary course of business of the Company (subject to applicable reserves), (iv) are valued on the books and records of the Seller at the lower of cost or market, with the cost determined on an average-cost basis consistent with past practice and (v) are subject to reserves determined in accordance with GAAP, consistently applied. To the knowledge of Seller, no previously sold inventory is subject to returns in excess of those historically experienced by the Seller with respect to the Business.

    (c) No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Assets, or any interest in such Assets other than this Agreement.

    (d) Deposits, etc. Schedule 1.2(h) sets forth a true and correct list of all deposits, advances, prepaid expenses and credits applicable to the Assets, the Business or any Assumed Contract.

    (e) Appraisal. The July 1, 1997 appraisal of the Fixed Assets lists all such assets currently being used by the Seller in the operation of the Business and does not include any assets other than assets owned by the Seller on the date of such appraisal.

4. No Undisclosed Liabilities. Except as disclosed in Schedule 3.5, the Seller does not have any material liabilities or obligations, contingent or otherwise, with respect to the Business that are not adequately reflected or provided for in the balance sheet of the Seller at June 30, 1997, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 (the "Interim Balance Sheet"), except liabilities and obligations incurred since the date of the Interim Balance Sheet in the ordinary course of the Business. Schedule 3.5 sets forth a true and correct list of all trade creditors of the Seller with respect to the Business as of the close of business on October 31, 1997, that are known to Seller (collectively, the "Trade Creditors") and of all holders of liens, other than Permitted Liens, secured by the Assets, both as of the Effective Date.

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Schedule 2.2(a)(ii) sets forth a true and correct list of demurrage charges for containers in port as of the Effective Date. Schedule 1.2(c) sets forth a true and correct list of all purchase orders of the Seller with respect to the Business, pursuant to which Seller has committed to acquire goods or services for an expenditure in excess of $2,000, which purchase orders were outstanding as of the Effective Date. The amount that Seller is obligated to expend with respect to purchase orders with respect to the Business that were outstanding on the Effective Date and that are not listed on Schedule 1.2(c) will not exceed $5,000 in the aggregate, plus the amount of any such purchase orders incurred between the Effective Date and the Closing Date in the ordinary course of business.

5. Legal Proceedings. Except as set forth in Schedule 3.6, there are no suits, actions, claims, proceedings or investigations pending or threatened against, relating to or involving the Seller, with respect to the Business, the Company or the Assets before any court, arbitrator or administrative or governmental body. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of the Company or the Business. The Seller is not subject to any judgment, decree, injunction, rule or order of any court. The Seller is not subject to any governmental restriction which is likely (a) to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of the Company or the Business or (b) to cause a limitation on Purchaser's ability to operate the Business after the Closing in the same manner as heretofore conducted by the Company.

6. Compliance with Law. The Seller has all authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory officers and bodies necessary to carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease with respect to the Business and to perform all of its obligations under the agreements to which it is a party with respect to the Business (collectively, the "Licenses"). The Seller is (and has been since the date of its acquisition of the Business) in compliance with all applicable laws, regulations and administrative orders relating to the Business (including, without limitation, laws relating to employment of labor or use or occupancy of properties or any part thereof) of any country, state or municipality or of any subdivision thereof to which the Business is subject. Schedule 3.7 sets forth a true, correct and complete list of all Licenses. Seller has previously delivered to Purchaser all reports and filings made or filed by the Seller with respect to the Business pursuant to the Occupational Safety and Health Act ("OSHA"). Since the date of its acquisition of the Business, the Seller has not materially violated or materially failed to comply with, or been the subject of any allegation that it has materially violated or materially failed to comply with, OSHA with respect to its operation of the Business.

    7. Contracts. Schedule 3.8 sets forth a true, correct and complete list of all Assumed Contracts (including every amendment, modification or supplement to the foregoing), other than customer purchase orders entered into in the ordinary course of business. Schedule 3.8 identifies with an asterisk each Assumed Contract as to which a consent or notice is required to be obtained or given in connection with the Acquisition. True, correct and complete copies of all Assumed Contracts have been made available to Purchaser. The Assumed Contracts are valid and enforceable in accordance with their respective terms with respect to the Seller and each other party to such Assumed Contracts. There are no existing material defaults of the Seller under any Assumed Contract or of any of the other parties to such Assumed Contracts (or events or conditions which with notice or lapse of time or both would constitute a material default), and, to the knowledge of Seller, there are no such material defaults with respect to any third party to any Assumed Contract. Seller has paid all amounts due from it pursuant to the Assumed Contracts as of the Effective Date.

8. Taxes. Except as disclosed on Schedule 3.9, since January 1, 1992, no tax deficiencies have been asserted against the Seller as a result of any examination by the Internal Revenue Service or any other taxing authority. There are no pending claims asserted for any federal, state, local or foreign taxes of the Seller, or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Seller for any period. Except as disclosed on Schedule 3.9, there are no tax liens or claims against the Assets.

9. Managerial and Other Employees; Sales Agents. Schedule 3.10 contains a true and complete list of (a) all of the managerial employees of the Seller employed primarily with respect to the Business specifying their office and annual rate of compensation; (b) all of the other employees of the Seller employed primarily with respect to the Business as of the Effective Date specifying their annual salary or hourly wages, together with an appropriate notation next to the name of any employee on such list to whom the Seller has made any verbal commitments which are binding on the Seller; (c) all sales agents or manufacturer's representatives with whom Seller has agency relationships with respect to the Business, specifying the amount of fees or commission paid to each during 1997 and (d) the terms of any loans made by the Seller to managerial or other employees of the Seller employed primarily with respect to the Business as of the Effective Date.

10. Benefit Plans.

    ( ) Seller has furnished to Purchaser a correct, complete and current copy of each plan, program, policy or arrangement which is set forth in writing and which provides cash or property or other compensation related benefits of any kind or description whatsoever to or on behalf of any current or former employee of the Seller employed primarily with respect to the Business or any of their dependents and a complete description of any such plan, program, policy or arrangement which is not set forth in writing (collectively, the "Benefit Plans"). Each Benefit Plan is listed on Schedule 3.11.

    (a) Seller has furnished to Purchaser a correct, complete and current copy of all employee handbooks currently made available to the Seller's employees with respect to the

Business and any other materials which the Seller distributes to such employees or any of their dependents with respect to each Benefit Plan described in Section 3.11(a).

    (b) The Seller is not a party to any employment related contract or agreement of any kind whatsoever relating to the Business, any multiemployer plan (as defined under Section 3(37) of ERISA), which is, or purports to be, binding in any way whatsoever on Purchaser, and there is no provision in any employment related contract or agreement or Benefit Plan specifically imposing any liability on Purchaser.

    (c) The Seller has not made a statement or representation of any kind or description whatsoever to the Company's employees with respect to their possible employment by Purchaser or, if employed by Purchaser, their possible compensation or benefit package from Purchaser.

11. Labor Relations. Since January 23, 1996 and, to the knowledge of Seller (based solely upon inquiry of J. Read Boles and the representations and warranties made to the Seller in that certain Stock Purchase Agreement, dated as of September 30, 1995, by and among Seller, Mr. Boles and certain other individuals), since December 31, 1992, except as set forth in Schedule 3.12, (a) the employees of the Seller with respect to the Business have not been and are not represented by a labor organization which was either National Labor Relations Board ("NLRB") certified or voluntarily recognized; (b) the Seller has not been and is not a signatory to a collective bargaining agreement with any labor organization that relates to the Business; (c) no representation election petition has been filed by employees of the Seller with respect to the Business or is pending with the NLRB and no union organizing campaign involving employees of the Seller with respect to the Business has occurred or is in progress; (d) no NLRB unfair labor practice claims have been filed and/or are presently pending against the Seller with respect to the Business or any labor organization representing its employees; (e) no grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement, has been filed or is pending against the Seller with respect to the Business; (f) no hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of the Business has occurred or is in progress; (g) no breach of contract and/or denial of fair representation claim has been filed or is pending against the Seller with respect to the Business and/or any labor organization representing its employees; (h) no claim for unpaid wages or overtime or for child labor or record keeping violations has been filed or is pending under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local or foreign law, regulation, or ordinance; (i) no discrimination and/or retaliation claim has been filed or is pending against the Seller with respect to the Business under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA or any other federal law or any comparable state fair employment practices act or foreign law regulating discrimination in the workplace; (j) if the Seller is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanctions or debarment proceeding has been filed or is pending with Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;
(k) no citation has been issued by OSHA against the Seller with respect to the Business and no notice of contest or OSHA administrative enforcement proceeding involving the Seller with respect to the Business has been filed or is pending; (l) no workers' compensation or retaliation claim has been filed or is pending against the Seller with respect to the Business; (m) the Seller is in compliance with the provisions of the Immigration Reform and Control Act and other federal and foreign immigration laws, to the extent such laws relate to the Seller's operation of the Business; (n) the Seller has not been and is not obligated, by any collective bargaining agreement or other written agreement, to contribute to any multi-employer pension or welfare benefit plan covering employees with respect to the Business and/or retirees and their beneficiaries; and (o) the Seller has not taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act (the "WARN Act") or otherwise trigger notice requirements or liability under any local or state plant closing notice law. The Seller is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice.

12. Insurance. The Assets have been and are insured by financially sound and reputable insurers in such amounts and against such risks as are reasonable in relation to the Business, and the Seller will maintain such insurance at least through the Closing Date.

13. Environmental Matters. Except as set forth in Schedule 3.14:

    ( ) The Seller possesses, and is in full compliance with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal laws and regulations relating to protection of the environment, pollution control, product registration and Hazardous Materials (as defined below in this Section 3.14) ("Environmental Laws") with respect to the Business, except for such failure to possess or file and except for such noncompliance as would not result in a material adverse affect on the Business or Assets; the Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, to the extent the same relate to the Business, except for such noncompliance as would not have a material adverse affect on the Business or Assets;

    (a) The Seller has not received, with respect to the Business, notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and there are no facts or circumstances known to Seller with respect to the Business which could form the basis for the assertion of any claim against the Seller with respect to the Business under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign law with respect to any on-site or off-site location;

    (b) With respect to the Business, the Seller has not entered into or agreed to nor does it contemplate entering into any consent decree or order, and is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws related to the Business;

    (c) The Seller has not received any notice of violation and has not been subject to any administrative or judicial proceeding alleging violation of applicable Environmental Laws or regulations related to the Business either now or any time since its acquisition of the Business;

    (d) The Seller is not subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Seller, its employees, agents or representatives with respect to the Business or arising out of the ownership, use, control or operation by the Seller of any plant, facility, site, area or property relating to the Business (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Seller) from which any Hazardous Materials were released into the environment, except for any claim, obligation, liability, loss, damage or expense that would not, individually or in the aggregate, have a material adverse affect on the Business or the Assets (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

    (e) Seller has provided Purchaser with true, correct and complete copies of all documents of the Seller relating to environmental matters with respect to the Business (or an opportunity to review such files). The Seller has not paid any fines, penalties or assessments with respect to the Business for violations of Environmental Laws since the date of its acquisition of the Business;

    (f) Except as described in Schedule 3.14, neither the Real Property, improvements nor equipment included within the Assets contain any asbestos-containing material which is or may be friable (other than floor tile, roofing material and drywall material), PCBs or underground storage tanks; and

    (g) The Seller has provided Purchaser with copies of all work place or worker exposure measurements made by or on behalf of the Seller in Seller's custody or control with respect to the Business, including, without limitation, all work place or worker exposure measurements for particulates, OSHA hazardous chemicals and Hazardous Materials. At no time since January 23, 1996 and, to the knowledge of Seller (based solely upon inquiry of J. Read Boles and the representations and warranties made to the Seller in that certain Stock Purchase Agreement, dated as of September 30, 1995, by and among Seller, Mr. Boles and certain other individuals), since December 31, 1992, have conditions in the work place with respect to the Business resulted in an exceedance or a violation of any OSHA permissible exposure level for workers of the Company or of any similar state or local statute, ordinance or regulation intended to protect workers, which exceedance or violation would have a material adverse affect on the Business or the Assets. Seller has established and is in full compliance with its OSHA Hazard Communication Program with respect to the Business, except for such noncompliance as would not result in a material adverse affect on the Business or the Assets.

    As used in this Section 3.14, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Seller is in any way governed by or subject to any applicable law, rule or regulation of any governmental or regulatory authority.

14. Patents, Trademarks, Trade Names. Schedule 3.15 sets forth a true and complete list of: (a) all patents, trademarks, service marks, trade names and copyrights (including all federal, state and foreign applications and registrations pertaining thereto) owned by the Seller and relating to the Business (collectively, the "Proprietary Intellectual Property"); and (b) all patents, trademarks, trade names, service marks, copyrights, technology and processes used by the Seller with respect to the Business pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as "Intellectual Property"). The Seller owns, or has the right to use pursuant to valid and effective agreements set forth in
Schedule 3.15, all Intellectual Property. No claims are pending against the Seller by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by the Seller of the Intellectual Property does not infringe on the rights of any third party.
Schedule 3.15 sets forth a list of all jurisdictions in which the Seller is operating the Business under a trade name, and each jurisdiction in which any such trade name is registered. Except as set forth on Schedule 3.15, the Intellectual Property is not subject to any lien or encumbrance arising through or created by the Seller, other than Permitted Liens.

15. Transactions with Affiliates. Except as set forth in Schedule 3.16, no shareholder, officer or director of Seller, or any person with whom any such shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such persons) or any Affiliate of any of the foregoing or any current or former Affiliate of the Seller has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Business, the Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Business or the Assets; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company. For purposes of this Agreement, "Affiliate" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, "Control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing. In addition, for purposes of this definition, "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

16. Nondisclosed Payments. Neither Seller nor any of its officers or directors, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the Seller's books and records in connection with or in any way relating to or affecting the Assets, the Company or the Business.

17. Brokers, Finders and Investment Bankers. Neither Seller nor any of its officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated under this Agreement.

18. Disclosure.

    ( ) No representation, warranty or covenant made by Seller in this Agreement, the Schedules or the Exhibits attached to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated in this Agreement or in the Schedules or Exhibits which would be necessary to make the statements contained therein not misleading.

    (a) Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the Assumed Contracts, documents evidencing any of the Intellectual Property, and all security agreements and other instruments creating or imposing any security interest, encumbrance or material adverse claim on the Assets, and any other documents or instruments identified or referred to in the Schedules. Such delivery will not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) will in no way limit Seller's other obligations or Purchaser's other rights under this Agreement.

3.               REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Seller as follows:

0. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

1. Authorization. Purchaser has the full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the "Purchaser Ancillary Documents"), to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Purchaser Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and the Purchaser Ancillary Documents will be as of the Closing Date, duly executed and delivered by Purchaser and do or will, as the case may be, constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

2. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the articles of incorporation or bylaws of Purchaser, (b) any contract to which Purchaser is a party, (c) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or its properties is bound or (d) any statute, law, rule or regulation applicable to Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Purchaser Ancillary Documents by Purchaser or the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents by Purchaser.

4.                       CERTAIN COVENANTS AND AGREEMENTS

0. Conduct of Business by the Seller. From the Effective Date until the Closing Date, the Seller has, and has caused the Company to, except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by Purchaser:

    ( ) conducted the Business in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Business or the Assets except those in the ordinary course of business and not otherwise prohibited under this Section 5.1;

    (a) used its good faith reasonable efforts to preserve intact the goodwill and business organization of the Company, keep the officers and employees of the Company available to Purchaser and preserve the relationships of the Company with customers, suppliers and others having business relations with the Company;

    (b) not amended or modified its articles or certificate of incorporation (as the case may be) or bylaws in any manner that would have an adverse effect on its ability to comply with its obligations pursuant to this Agreement;

    (c) not disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name, license or copyright of the Company, including, without limitation, any of the Intellectual Property, or disposed of or disclosed to any person, any trade secret, formula, process, technology or know-how of the Company not heretofore a matter of public knowledge;

    (d) not (i) sold any assets, other than finished goods sold in the ordinary course of business and the two (2) Fuji Universal Automatic Chucker Machines, Serial Numbers 3047 and 1870 now located on the Premises, (ii) created, incurred or assumed any indebtedness secured by the Assets, except in the ordinary course of business consistent with past practice, (iii) granted, created, incurred or suffered to exist any liens, charges or encumbrances on the Assets which did not exist on the Effective Date, except for Permitted Liens incurred in the ordinary course of business, (iv) incurred any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice, (v) written-off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, (vi) written-down the value of any asset or investment (including, without limitation, any of the Assets) on the books or records of the Seller relating to the Business, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (vii) canceled any debt or waive any claims or right relating to or arising out of the Business, except in the ordinary course of business, consistent with past practice, (viii) caused or permitted the Company to sell, transfer, assign, convey, lend, consign or otherwise ship any finished goods from the Company or related to the Business to Seller, other than items of finished goods inventory determined by the Purchaser and the Seller to be obsolete; or (ix) entered into any material contract or agreement relating to the Business without the written consent of Purchaser;

    (e) not entered into, modified or extended in any manner the terms of any employment, severance or similar agreements with officers or employees nor granted any material increase (other than any increase that was required by law) in the compensation of officers or employees of the Seller employed primarily with respect to the Business, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment except with respect to that certain Employment Termination and Option Agreement between Seller and James Read Boles, which agreement shall be substantially in the form of Exhibit 5.1(f);

    (f) maintained supplies and inventory for the Business at levels that were in the ordinary course of business and consistent with past practice;

    (g) with respect to the Business, continued to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

    (h) neither amended or modified any Benefit Plan applicable to the Business nor committed to make any amendment to any such Benefit Plan or adopted any new Benefit Plan for the benefit of any employees of the Business;

    (i) performed in all material respects all of its obligations under all, and not defaulted or suffered to exist any event or condition which with notice or lapse of time or both would have constituted a default under any, Assumed Contracts (except those being contested in good faith) and not entered into, assumed or amended any contract or commitment that is or would be an Assumed Contract;

     (j) maintained in full force and effect and in the same amounts policies of insurance covering the Assets and the business comparable in amount and scope of coverage to that maintained prior to the Effective Date;

    (k) prepared and filed all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allowed Purchaser, at its request, to review all such returns, reports, filings and amendments at the Seller's offices prior to the filing thereof;

    (l) continued to maintain and service the Assets in the same manner as is consistent with past practice;

    (m) continued to maintain its books and records relating to the Assets, the Company or the Business in accordance with GAAP, consistently applied (to the extent applicable), and on a basis consistent with the Seller's past practice;

    (n) continued its cash management practices with respect to the Business in the ordinary course of business consistent with past practice; and

    (o) promptly notified Purchaser of any event or occurrence that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of the Company.

    In connection with the continued operation of the Business between the Effective Date and the Closing Date, Seller conferred in good faith on a regular and frequent basis with one or more representatives of Purchaser designated in writing regarding operational matters and the general status of ongoing operations at the Company. Seller acknowledges that Purchaser did not and will not waive any rights it may have under this Agreement as a result of such consultations.

1. Inspection and Access to Information. From the Effective Date to the Closing Date or until this Agreement is terminated as provided in Article 8, Seller will (and will cause its officers, directors, employees, auditors and agents to) provide Purchaser, and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) regarding the Company and will cause its officers to furnish to Purchaser, and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company and its business, and otherwise fully corporate with the conduct of due diligence by Purchaser and its representatives.

2. Confidentiality. Without the consent of Seller, Purchaser will not disclose, and will direct its representatives to not disclose, to retain in full confidence and to not use (except in connection with the evaluation of the Company and Purchaser's due diligence) any Confidential Information (as defined below) with respect to the Company which is or has been furnished by either Seller, the Company or its respective representatives to Purchaser or its representatives, unless disclosure is otherwise required by law. For purposes of this subsection, "Confidential Information" means any information concerning the Company stamped "Confidential" or identified in writing as such to Purchaser by Seller or the Company promptly following its disclosure, unless such information is already known to Purchaser or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Purchaser or its representatives.

3. No Solicitation of Transactions. Neither Seller nor any of its Affiliates will directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any person, firm or corporation other than Purchaser with respect to a sale of any of the Assets. Seller will notify Purchaser orally (within one business day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which Seller or any of its Affiliates or any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accounts or other representatives may receive relating to any of such matters and, if such proposal is in writing, Seller will deliver to Purchaser a copy of such inquiry or proposal.

4. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the Parties will each use their reasonable, good faith efforts to perform their obligations in this Agreement and to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated in this Agreement to be effected on or prior to the Closing Date, in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

    ( ) Each of the Parties promptly will make their respective filings and submissions and will take all actions necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any foreign, federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement. Each of the Parties will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement;

    (a) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Acquisition or any of the other transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement;

    (b) Seller will give any notices to third parties, and use its best efforts (in consultation with Purchaser) to obtain any third party consents
(A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Schedules to this Agreement, (C) required to avoid a breach of or default under any Assumed Contracts in connection with the consummation of the transactions contemplated in this Agreement or (D) required to prevent a material adverse effect on the assets, liabilities, results of operations, business or prospects of the Company from occurring prior to or after the Closing Date;

    (c) To the extent that third party consents relating to Assumed Contracts have not been obtained by Seller as of the Closing, Seller will, during the remaining term of such Assumed Contracts (the "Non-Assignable Contracts"), use its best efforts to (i) obtain the consent of the applicable third party,
(ii) make the benefit of such Non-Assignable Contracts available to Purchaser so long as Purchaser fully cooperates with the Seller and promptly reimburses the Seller for all payments made by the Seller in connection therewith, and
(iii) enforce at the request of Purchaser and at the expense and for the account of Purchaser any rights of the Seller arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contracts in accordance with the terms thereof); provided, that Seller shall not be obligated to do so if as a result it would incur any loss or liability therefrom. The Seller will not take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to Purchaser of such Non-Assignable Contracts unless, in good faith and after consultation with and prior written notice to Purchaser, the Seller is ordered orally or in writing to do so by a governmental authority of competent jurisdiction or the Seller is otherwise required to do so by law; provided that if any such order is appealable, the Seller will, at Purchaser's cost and expense, take such actions as are requested by Purchaser to file and pursue such appeal and to obtain a stay of such order. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to Purchaser is obtained following the Closing, the Seller will transfer such Non-Assignable Contract to Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to Purchaser and Seller promptly following receipt of such approval or consent.

    (d) Seller and Purchaser will give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the Closing Date to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in
Article 6 of this Agreement and (ii) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement. For purposes of Sections 5.5(d) and (e), a notice shall be promptly given if the party with an obligation to give such notice provides oral notice to the other party of such event within two business day of learning of it, which notice shall be confirmed in writing within five business days.

5. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated by this Agreement to the financial community, government agencies, employees or the general public will be mutually agreed upon in advance by the Parties (unless a Party is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law, applicable stock exchange rule or the National Association of Securities Dealers, Inc., and then only after making a reasonable attempt to comply with the provisions of this Section 5.6). Neither party will unreasonably withhold its approval of the timing or content of an announcement by the other party.

6. Supplements to Schedules. From time to time up to the Closing Date, Seller will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the Closing Date which, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any Schedule will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2 of this Agreement unless such supplement or amendment is accepted by Purchaser in writing in its absolute and sole discretion.

7. Employees. (a) On the Closing Date, the Seller will, except as provided in
Section 5.8(b), terminate the employment of all of its employees related to the Business. Further, with respect to all pay periods commencing prior to the Effective Date, the Seller will, on or before the Closing Date, pay (or make provisions reasonably satisfactory to the Purchaser for the payment of) all amounts due to employees of the Company related to the Business for the portion of such pay periods ending on the Effective Date. The Seller shall pay (or make provisions reasonably satisfactory to the Purchaser for payment) pursuant to the previous sentence, without limitation, all accrued but unpaid vacation time, salaries, wages and bonuses attributable to such portion of such pay periods. On the Closing Date, the

Seller shall also pay (or make provision satisfactory to the Purchaser for the payment of) all commissions or fees and expense reimbursements owed to sales agents and manufacturer's representatives representing the Company and related to the Business that are attributable to sales occurring prior to the Effective Date.

    (b) Commencing on the Closing Date, Purchaser will offer employment, on an at will basis, to all of the employees of the Seller who are actively at work at the Company with respect to the Business on the Closing Date. Purchaser will have no obligation of any kind to offer employment or otherwise with respect to any employee of the Seller who is not actively at work at the Company with respect to the Business on the Closing Date, and each such employee will remain an employee of the Seller unless otherwise agreed in writing by Purchaser. For the purposes of this Section 5.7, "actively at work" will mean (i) reporting to work a minimum of 30 hours per week in a permanent position in the last three months prior to the Closing Date or (ii) being absent on the Closing Date due to the federal Family and Medical Leave Act or the Seller's maternity leave, jury duty or military service policies. The time-in-service of the employees of Seller who accept the Purchaser's offer of employment will be recognized with respect to vesting in, and the accrual of benefits under, the Purchaser's employee benefit plans, to the extent applicable.

    (c) With respect to all pay periods commencing after the Effective Date, the Purchaser will pay all amounts due to employees of the Company who are hired by the Purchaser for the portion of such pay periods occurring after the Effective Date. The Purchaser shall pay pursuant to the previous sentence, without limitation, all accrued but unpaid vacation time, sick pay, salaries, wages and bonuses attributable to such portion of such pay periods. Purchaser shall pay all commissions or fees and expense reimbursements owed to sales agents and manufacturer's representatives representing the Company that are attributable to sales occurring after the Effective Date.

    (d) Seller shall be responsible for the payment of severance pay, if any, pursuant to any applicable employee related contract, agreement or plan attributable to the termination of employees described in this Section 5.8.

8. Transfer Taxes; Expenses. Any real property transfer or gains taxes, recording fees or any other taxes payable as a result of the sale of the Assets or any other action contemplated by this Agreement (other than any federal, state or local taxes imposed upon Purchaser measured by or based upon income or gains) will be paid by Seller. Purchaser and Seller will cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing. Except as provided above, (a) Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, the fees, costs and expenses of its financial advisors, accountants and counsel and (b) Seller will pay the fees, costs and expenses of Seller incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, the fees, costs and expenses of Seller' financial advisors, accountants and counsel.

9. Insurance. Seller shall in good faith cooperate with Purchaser and take all actions reasonably requested by Purchaser that are necessary or desirable to permit Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies, including, without limitation, the group health insurance policies, maintained by the Seller with respect to the Business that are currently in force. All costs relating to the actions described in this Section shall be borne by Purchaser.

10. Returned or Defective Products. Purchaser will ship to Seller, at Seller's expense, all returned or defective products referred to in Section 1.4(b)(ii) to the extent the Purchaser refunded amounts or issued credits to customers of the Company in excess of $5,000 in the aggregate and deducted such refunds or credits from the Purchase Price as provided in the Note. This
Section 5.11 shall survive the Closing and shall remain in force and binding on the Purchaser until the second anniversary of the Closing Date.

11. Allocation of Purchase Price. Purchaser and Seller acknowledge and agree that the transactions contemplated by this Agreement must be reported in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Purchaser and Seller agree to report the transactions contemplated hereunder for all purposes in accordance with the Purchase Price allocation described on Schedule 5.12 annexed hereto. Purchaser and Seller agree to share information and to cooperate to the extent necessary to permit the transactions to be properly, timely and consistently reported in accordance with Section 1060 of the Code and the regulations promulgated thereunder.

12. Payment of Undisclosed Trade Creditors. Promptly following the Closing Date, Seller shall satisfy its obligations to any of its trade creditors with respect to the Business for periods ending on or before the Effective Date that are not identified in Schedule 2.2(a)(i). This Section 5.13 shall survive the Closing and shall remain in force and binding on the Seller until the second anniversary of the Closing Date.

5.                                CONDITIONS

0. Conditions to Each Party's Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

    ( ) Injunction. As of the Closing, there will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the purchase and sale of the Assets may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any court, governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any such court or agency indicating an intent to restrain, prevent, materially delay or materially restructure the transactions contemplated by this Agreement.

    (a) Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental agency or public or regulatory unit, agency, body or authority required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a material adverse effect on the assets, liabilities, results of operations, business or prospects of Purchaser or the Company prior to or after the Closing.

1. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

    ( ) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 of this Agreement that are qualified as to materiality shall have been true and correct as of the Effective Date and shall be true and correct as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Seller set forth in
Article 3 of this Agreement that are not qualified as to materiality shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

    (a) Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

    (b) No Material Adverse Change. Between the Effective Date and the Closing Date, there shall not have occurred (nor shall Purchaser have become aware of) any material adverse change, or any development likely to result in a material adverse change, in or affecting the Assets, the Assumed Liabilities or the results of operations, business or prospects of the Company.

    (c) Certificate. Seller shall have delivered to Purchaser a certificate executed by its Executive Vice President and Chief Financial Officer as to compliance with the conditions set forth in Sections 6.2(a), (b) and (c).

    (d) Opinion of Seller's Counsel. Purchaser shall have received an opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, dated the Closing Date, substantially in the form attached as Exhibit 6.2(e) ("Seller's Counsel Opinion").

    (e) Assumed Contracts. Purchaser shall have received written consents to the assignment of all Assumed Contracts or written waivers of the provisions of any Assumed Contracts requiring the consents of third parties as set forth in Schedule 3.8. All such consents and waivers shall be in full force and effect.

    (f) Release of Liens. Seller shall have delivered to Purchaser reasonably satisfactory evidence that all liens, pledges, security interests, charges, claims, restrictions and encumbrances (other than Permitted Liens and those relating to the Assumed Liabilities) including, without limitation, those set forth in Schedule 3.4(a) and Schedule 3.4(b), affecting the Assets (including, without limitation, the Real Property) have been released.

    (g) Employment and Non-Competition Agreements. Purchaser shall have entered into an employment and noncompetition agreement, substantially in the form attached as Exhibit 6.2(h) to this Agreement, with Mr. James Read Boles.

    (h) ISO 9000 Certification. Purchaser shall have received confirmation from the International Standards Organization that the ISO 9000 Certification possessed by the Company will continue following the Closing of the Acquisition.

    (i) Termination of Restrictions. Purchaser shall have received confirmation satisfactory to it that Mr. James Read Boles has been released from all non-competition and confidentiality covenants made by him in favor of the Seller to the extent the same would prohibit Mr. Boles from performing his duties as an executive of Purchaser following the Closing Date.

2. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

     ( ) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 of this Agreement that are qualified as to materiality shall have been true and correct as of the Effective Date and shall be true and correct as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Purchaser set forth in Article 4 of this Agreement that are not qualified as to materiality shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

    (a) Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

    (b) Certificates. Purchaser shall have delivered to Seller a certificate of its Chief Executive Officer as to compliance with the conditions set forth in Sections 6.3(a) and (b).

    (c) Opinion of Purchaser's Counsel. Seller shall have received an opinion of King & Spalding, dated the Closing Date, substantially in the form of
Exhibit 6.3(d) ("Purchaser's Counsel Opinion").

    (d) Liens. Seller shall have received releases of all liens, charges, encumbrances and security interests on or with respect to the Assets, other than Permitted Liens, on terms reasonably satisfactory to Seller.

6.                                  CLOSING

0. The Closing. The consummation of the transactions contemplated by this Agreement are referred to in this Agreement as the "Closing." The "Closing Date" will be the date on which the Closing occurs. The Closing will take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or at such other place as Seller and Purchaser will agree.

1. Documents to be Delivered by Seller. At the Closing, Seller will deliver, or cause to be delivered, to Purchaser the following:

     ( ) executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to Purchaser all of Seller's right, title and interest in and to the Assets together with possession of the Assets;

    (a) documents evidencing the assignment of the Assumed Contracts and the assignment of any assignable permits and licenses;

    (b) a copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

    (c) a certificate, dated the Closing Date, executed by the Executive Vice President and Chief Financial Officer of Seller certifying to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c);

    (d) the Seller's Counsel Opinion;

    (e) documents sufficient, in the reasonable judgment of the Purchaser, fully to release all liens, pledges, security interests, charges, claims, restrictions and encumbrances (other than Permitted Liens and those relating to the Assumed Liabilities) including, without limitation, those set forth in
Schedule 3.4(a) and Schedule 3.4(b), affecting the Assets (including, without limitation, the Real Property);

    (f) all other documents required to be entered into and delivered by Seller, pursuant to this Agreement or reasonably requested by Purchaser to convey the Assets to Purchaser or to otherwise consummate the transactions contemplated by this Agreement in accordance with the terms hereof; and

    (g) checks drawn on Seller in amounts required to pay the Trade Creditors in full.

2. Documents to be Delivered by Purchaser. At the Closing, Purchaser will deliver to Seller the following:

     ( ) documents evidencing the assumption of the Assumed Contracts, the acceptance of assignable permits and licenses, and the assumption of the Assumed Liabilities;

    (a) a copy of the resolutions of the board of directors of Purchaser and of the corporate parent of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

    (b) a certificate, dated the Closing Date executed by the Chief Executive Officer of Purchaser certifying to the fulfillment of the conditions specified in Section 6.3(a) and 6.3(b);

    (c) the Purchaser's Counsel Opinion;

    (d) the Note and the Purchase Price; and

    (e) all other documents required to be entered into and delivered by Purchaser at or prior to the Closing pursuant to this Agreement or reasonably requested by Seller in accordance with the terms hereof or to otherwise consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

7.                                 TERMINATION

0. Termination. This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

     ( ) in writing by mutual consent of the Parties;

    (a) by written notice from Seller to Purchaser, if Purchaser (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or
(ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten days after Seller has notified Purchaser of its intent to terminate this Agreement pursuant to this subparagraph (b);

    (b) by written notice from Purchaser to Seller, if Seller (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or
(ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten days after Purchaser has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph (c); or

    (c) by written notice by either Seller to Purchaser or Purchaser to Seller, as the case may be, if the Closing has not occurred prior to or on November 14, 1997, for any reason other than delay or nonperformance of the party seeking such termination (provided that if notice of postponement is received on November 14th, the Closing may take place as late as November 25th as though it were November 14th for purposes of this provision).

1. Specific Performance and Other Remedies. The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character, and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. The Parties each agree, therefore, that in the event that either Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

    2. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, this Agreement will forthwith become void and there will be no liability on the part of any Party or its respective officers, directors or stockholders, except for obligations under Section 5.5 and this Section, all of which will survive the Termination Date. Notwithstanding the foregoing, nothing contained in this Agreement will relieve any Party from liability for any breach of this Agreement.

8.                               INDEMNIFICATION

0. Indemnification Obligations of Seller. Seller will indemnify, defend and hold harmless Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

     ( ) any liability or obligation of Seller, including, without limitation, the Excluded Liabilities, of any nature whatsoever, except the Assumed Liabilities;

    (a) any liability or obligation of Seller of any nature whatsoever arising from events or circumstances occurring or existing on or prior to the Effective Date, except for the Assumed Liabilities;

    (b) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any Seller Ancillary Document;

    (c) any breach of any covenant, agreement or undertaking made by Seller in this Agreement or in any Seller Ancillary Document;

    (d) any fraud or willful misconduct of Seller in connection with this Agreement or the Seller Ancillary Documents;

    (e) any liability arising following the Closing Date as a result of either a "plant closing" or a "mass layoff" (within the meaning of the WARN
Act), occurring on or before the Closing Date; and

    (f) the environmental condition of, or soil or groundwater contamination at, the Premises, including any claims of contribution under CERCLA, resulting from conduct by Seller or originating in connection with the Seller's operations on the Premises prior to the Effective Date or the violation of any Environmental Law resulting from conduct by Seller in connection with the Seller's operations on the Premises prior to the Effective Date.

    The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this
Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses."

    If Purchaser incurs a Purchaser Loss with respect to a purchase order issued by Seller with respect to the Business that is not an Assumed Liability or that is required to be listed on Schedule 1.2(c) of this Agreement, but is not so listed, Purchaser shall, promptly following the Seller's indemnification of Purchaser for such Purchaser Loss, deliver to Seller or its designee any products or other materials subject to such purchase order.

1. Indemnification Obligations of Purchaser. Purchaser will indemnify and hold harmless Seller and their Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

    ( ) Purchaser's failure to perform, discharge or satisfy the Assumed Liabilities;

    (a) any liability or obligation of any nature whatsoever arising from events or circumstances occurring or existing subsequent to the Effective Date and related to Purchaser's operation of the Business;

    (b) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any Purchaser Ancillary Documents;

    (c) any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any Purchaser Ancillary Document; and

    (d) any fraud or willful misconduct of Purchaser in connection with this Agreement or the Purchaser Ancillary Documents.

    The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section
9.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

2.  Indemnification Procedure.

    ( ) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party (including any governmental agency) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Purchaser Losses or Seller Losses (as the case may be), such Indemnified Party will notify Purchaser or Seller, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), within 10 days of such complaint or of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with the other party with respect to the defense of any such matter.

    (a) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such

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

settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner materially affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

    (b) In the event an Indemnified Party will claim a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to the amount of such claim as determined in accordance with this subsection (c). The merits and amount of any such claim may be determined by (i) mutual agreement, (ii) binding arbitration or (iii) litigation that results in the entry of a final and non-appealable order by a court of competent jurisdiction.

3. Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period after the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article 8 during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall terminate as follows:

    ( ) with respect to Purchaser Losses arising under Section 9.1(c) the Claims Period with respect to any breach or inaccuracy of any representation or warranty in Section 3.2, the first sentence of Section 3.4(b) and Section
3.18 (collectively, the "Seller Surviving Representations") or under Sections 9.1(a), 9.1(b), 9.1(d), and 9.1(e) (collectively, the "Seller Surviving Obligations"), the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitation) and except that the claim period for breach of the representation in the first sentence of Section 3.4(b) shall be limited in all instances to five (5) years; and

    (a) with respect to Seller Losses arising under Sections 9.2(a), (b), (d) or
(e), the Claims Period shall continue indefinitely, except as limited by law (including any applicable statutes of limitation); and

    (c) with respect to all other Purchaser Losses or Seller Losses arising under this Agreement, the Claims Period shall terminate on the date that is one year after the Closing Date.

    Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such

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

claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

4. Investigations. The respective representations and warranties of Purchaser and Seller contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in Section 9 will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.

5. GENERAL. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN THIS AGREEMENT SHALL APPLY, IN ACCORDANCE WITH ITS TERMS, IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED ON WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, STRICT LIABILITY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

9.                            NONCOMPETITION

0. Definitions. For the purposes of this Article 10, the following definitions will apply:

    ( ) "Activities" will mean the manufacture of forged stainless steel flanges and forged stainless steel fittings by Seller or its
 Affiliates.

    (a) "Confidential Information" will mean any data or information of Seller, other than Trade Secrets, which is valuable to the operation of the Business and not generally known to competitors.

    (b) "Noncompete Period" will mean, with respect to Seller, the period beginning on the Closing Date and continuing for a period of three years from the Closing Date.

    (c) The term "Territory" as used in this Agreement will mean the United States of America, the Commonwealth of Canada, the Republic of Mexico and all other territories currently served by Seller.

    (d) "Trade Secrets" will mean information, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

1. Trade Secrets. Seller will, and will cause each of its Affiliates to, hold in confidence at all times after the Effective Date all Trade Secrets of the Company, and will not, and will not permit any of its Affiliates to, disclose, publish or make use of Trade Secrets at any time after the Effective Date without the prior written consent of Purchaser. Nothing in this Agreement will diminish the rights of Purchaser regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

2. Confidential Information. Seller hereby agree that, for a period of two years following the Closing Date, Seller will, and will cause its Affiliates to, hold in confidence all Confidential Information and will not, and will not permits any of its Affiliates to, disclose, publish or make use of Confidential Information without the prior written consent of Purchaser.

3. Noncompetition. To induce Purchaser to purchase the Assets and goodwill of the Business pursuant to this Agreement, Seller acknowledges that the protection and maintenance of the related Business constitutes a legitimate interest to be protected by the Purchaser by this covenant not to compete. Accordingly,

     ( ) Seller hereby acknowledges that it conducts Activities throughout the Territory. Seller acknowledges that to protect adequately the interest of Purchaser in the Business, it is essential that any noncompete covenant with respect thereto cover all Activities and the entire Territory.

    (a) Seller hereby agrees that it will not, and that it will not permit any of its Affiliates to, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that conducts any of the Activities in the Territory.

4. Nonsolicitation. Seller hereby agrees that, without prior written consent of Purchaser, it will not and that it will not permit any of its Affiliates to, prior to the second anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on their behalf or on behalf of any other person, firm or corporation, any employee of Seller who is hired by Purchaser pursuant to Section 5.7.

5. Severability. The covenant contained in this Article 10 on the part of the Seller will be construed as ancillary to and independent of any other provision of this Agreement. Seller agrees that the limitations contained in this Article 10 with respect to geographic area, duration and

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

scope of activity are reasonable and do not impose a greater restraint on the Seller than is necessary to protect the goodwill and other business interests of the Purchaser. If a judicial or arbitral determination is made that any of the provisions of this Article 10 constitutes an unreasonable or otherwise unenforceable restriction against Seller or any Affiliate of Seller, this
Article 10 will be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller or such Affiliate. In this regard, Seller and Purchaser hereby agree that any judicial authority construing this Agreement will be empowered to reform any portion of the Territory, any prohibited business activity or any time period from the coverage of this
Article 10 and to enforce the provisions of this Article 10 to the reformed portion of the Territory, the reformed business activities and the reformed time period. Moreover, notwithstanding the fact that any provision of this
Article 10 is determined not to be specifically enforceable, Purchaser will nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Seller. The time period during which the prohibitions set forth in this Article 10 will apply will be tolled and suspended for a period equal to the aggregate time during which Seller violates such prohibitions in any respect.

6. Injunctive Relief. Seller hereby agrees that any remedy at law for any breach of the provisions contained this Article 10 will be inadequate and that Purchaser will be entitled to injunctive relief in addition to any other remedy Purchaser might have under this Agreement.

10.                      MISCELLANEOUS PROVISIONS

0. Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with evidence of delivery and postage and other fees prepaid) as follows:

    To Purchaser:     Texas Metal Works, Inc.
                      937 Pine Street
                      P.O. Box 3067
                      Beaumont, Texas 77704
                      Attn: G. Perry Culp, President
                      Telecopy No.: (409) 833-9101

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

    with a copy to:   King & Spalding
                      1100 Louisiana, Suite 3300
                      Houston, Texas 77002-5219
                      Attn: Chris LaFollette
                      Telecopy No.: (713) 751-3290

    To Seller:        Consolidated Stainless, Inc.
                      1601 East Amelia Street
                      Orlando, Florida 32803
                      Attn: Burton R. Chasnov
                      Telecopy No.: (407) 895-8811

    with a copy to:   Greenberg Traurig Hoffman Lipoff Rosen & Quentel
                      153 E. 53rd Street
                      New York, NY 10022
                      Attn: Peter W. Rothberg
                      Telecopy No.: (212) 223-7161

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery if delivered in person, (b) on the first business day after delivery to a national overnight courier service, (c) upon transmission by facsimile if receipt is confirmed by telephone or (d) on the fifth day after it is mailed by registered or certified mail.

1. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

2. Assignment; Successors in Interest. No assignment or transfer by Purchaser or Seller, of its rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that Purchaser will be entitled to assign all or any part of its rights and obligations under this Agreement to one or more direct or indirect wholly owned subsidiaries of Purchaser so long as Purchaser remains directly liable for the performance of its obligations under this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

3. Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

4. Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

5. Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Texas without reference to Texas choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of all of the Parties.

6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

8. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person, firm or corporation other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

9. Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

10. Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement (including, without limitation, that certain letter agreement, dated September 11, 1997, between the Parties) and constitutes the entire agreement among the Parties.

11. Cooperation Following the Closing; Seller Funds Received by Purchaser. Following the Closing, each of the Parties shall deliver to the other such further information and documents, shall execute and deliver to the other such further instruments and agreements as the other Party shall reasonably request and shall otherwise cooperate with one another in order to consummate or confirm the transactions provided for in this Agreement, to assist Seller in collecting accounts receivables, in complying with the covenant set forth in Section 5.13, filing tax returns and other regulatory returns and reports, in obtaining audits of financial information related to the Business and winding up its relationship with the Company, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement. Such assistance shall be provided to Seller at no cost to Seller; provided, however, that Seller shall reimburse Purchaser for its reasonable out-of-pocket expenses incurred in connection with providing such assistance. Any payment received by the Purchaser after the Closing Date in respect of the Business or the Assets to which the Seller is entitled shall be remitted to Seller within five business days of receipt by Purchaser; any payment received by Seller after the Closing Date in respect to the Business or the Asset to which the Purchaser is entitled shall be remitted to the Purchaser within five business days of receipt by Seller.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

                                       TEXAS METAL WORKS, INC.

                                       By:-----------------------------------
                                            G. Perry Culp, President

                                       CONSOLIDATED STAINLESS, INC.


                                       By:-----------------------------------
                                             Burton R. Chasnov
                                             Executive Vice President
                                             and Chief Financial Officer




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